April 26, 2022

First Busey Announces 2022 First Quarter Earnings

CHAMPAIGN, IL – (GLOBE NEWSWIRE) – First Busey Corporation (Nasdaq: BUSE)

Message from our Chairman & CEO

First Quarter 2022 Highlights:

●First quarter 2022 net income of $28.4 million and diluted EPS of $0.51
●First quarter 2022 adjusted net income1 of $29.1 million and adjusted diluted EPS1 of $0.52
●Core loan1 growth of $127.1 million, or 7.2% annualized, in the first quarter
●First quarter net interest margin increased nine basis points to 2.45% compared to 2.36% in the fourth quarter of 2021
●Non-performing assets declined to 0.13% of total assets in the first quarter
●Wealth management assets under care of $12.33 billion at March 31, 2022, down from $12.73 at December 31, 2021, principally due to a reduction in market valuations and up from $10.69 billion at March 31, 2021, which represents 15.3% year-over-year growth
●FirsTech revenue2 of $5.4 million for the first quarter of 2022, the highest quarterly revenue in the history of FirsTech, up from $4.9 million for the first quarter of 2021, representing 11.4% year-over-year growth
●Noninterest income, excluding security gains, accounted for 34.2% of total revenue in the first quarter of 2022, compared to 31.5% in the first quarter of 2021, supported by continued growth in wealth management and payment technology solutions
●For additional information, please refer to the 1Q22 Quarterly Earnings Supplement

First Quarter Financial Results

Net income for First Busey Corporation (“First Busey” or the “Company”) for the first quarter of 2022 was $28.4 million, or $0.51 per diluted common share, compared to $29.9 million, or $0.53 per diluted common share, for the fourth quarter of 2021, and $37.8 million, or $0.69 per diluted common share, for the first quarter of 2021.  Adjusted net income1 for the first quarter of 2022 was $29.1 million, or $0.52 per diluted common share, compared to $34.3 million, or $0.61 per diluted common share, for the fourth quarter of 2021, and $38.1 million, or $0.69 per diluted common share, for the first quarter of 2021.  For the first quarter of 2022, annualized return on average assets and annualized return on average tangible common equity1 were 0.91% and 12.72%, respectively.  Based on adjusted net income1, annualized return on average assets was 0.93% and annualized return on average tangible common equity1 was 13.02% for the first quarter of 2022.

Pre-provision net revenue1 for the first quarter of 2022 was $36.1 million, compared to $34.0 million for the fourth quarter of 2021 and $40.2 million for the first quarter of 2021.  Adjusted pre-provision net revenue1 for the first quarter of 2022 was $39.4 million, compared to $41.1 million for the fourth quarter of 2021 and $42.8 million for the first quarter of 2021.  Pre-provision net revenue to average assets1 for the first quarter of 2022 was 1.16%, compared to 1.04% for the fourth quarter of 2021, and 1.54% for the first quarter of 2021.  Adjusted pre-provision net revenue to average assets1 for the first quarter of 2022 was 1.26%, compared to 1.27% for the fourth quarter of 2021 and 1.64% for the first quarter of 2021.

The Company experienced its fourth consecutive quarter of strong core loan1 growth, principally in commercial lending segments.  Core loan1 growth of $127.1 million in the first quarter of 2022 follows $141.6 million in the fourth quarter of 2021, $177.1 million in the third quarter of 2021, and $142.0 million in the second quarter of 2021.  Over the last four quarters, the Company has generated $587.8 million in core loan1 growth, equating to an annualized growth rate of 9.4%.  The Company’s first quarter has historically been a seasonally light quarter for growth.

The Company’s first quarter 2022 results include a provision release of $0.3 million for credit losses and a $1.1 million provision expense for unfunded commitments.  The first quarter provision expense for unfunded commitments primarily related to increases in unused commitment balances.  The total allowance for credit losses was $88.2 million at March 31, 2022, representing 1.21% of total portfolio loans outstanding and 1.22% of core loans1.  The Company recorded net recoveries of $0.6 million in the first quarter of 2022.

1 See “Non-GAAP Financial Information” for reconciliation.

2 Revenue from the Company’s subsidiary, FirsTech, Inc. (FirsTech), excluding consolidations and eliminations.

Our fee-based businesses continue to add revenue diversification.  In the first quarter of 2022, wealth management fees were $15.8 million, compared to $13.8 million in the fourth quarter of 2021 and $12.6 million in the first quarter of 2021, representing 25.4% year-over-year growth.  Consolidated revenue from payment technology solutions from the Company’s subsidiary FirsTech was $5.1 million in the first quarter of 2022, compared to $4.6 million in both the fourth quarter of 2021 and the first quarter of 2021, representing 9.9% growth.  Fees for customer services were $8.9 million in the first quarter of 2022, compared to $9.7 million in the fourth quarter of 2021 and $8.0 million in the first quarter of 2021, representing 10.8% year-over-year growth.

The Company views certain non-operating items, including acquisition-related and other restructuring charges, as adjustments to net income reported under U.S. generally accepted accounting principles (GAAP).  Non-operating pretax adjustments for the first quarter of 2022 included $0.8 million of expenses related to the acquisition of Cummins-American Corp. (CAC), the holding company for Glenview State Bank (GSB).  The Company believes that non-GAAP measures—including pre-provision net revenue, adjusted pre-provision net revenue, pre-provision net revenue to average assets, adjusted pre-provision net revenue to average assets, adjusted net income, adjusted diluted earnings per share, adjusted return on average assets, return on average tangible common equity, adjusted return on average tangible common equity, adjusted net interest income, adjusted net interest margin, efficiency ratio, adjusted efficiency ratio, tangible book value per common share, tangible common equity, tangible common equity to tangible assets, core loans, core loans to portfolio loans, core deposits, core deposits to total deposits, and core loans to core deposits—facilitate the assessment of its financial results and peer comparability.  A reconciliation of these non-GAAP measures is included in tabular form at the end of this release.

Community Banking

First Busey’s goal of being a strong community bank begins with outstanding associates.  The Company is humbled to be named among the 2021 Best Banks to Work For by American Banker, the 2021 Best Places to Work in Money Management by Pensions and Investments, the 2022 Best Places to Work in Illinois by Daily Herald Business Ledger and the 2021 Best Companies to Work For in Florida by Florida Trend magazine.

As we continue growing forward, we are grateful for the opportunities to consistently earn the business of our customers, based on the contributions of our talented associates and the loyal support of our shareholders.

/s/ Van A. Dukeman

Chairman, President & Chief Executive Officer

First Busey Corporation

SELECTED FINANCIAL HIGHLIGHTS (unaudited)
(dollars in thousands, except per share amounts)

	As of and for the
	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2022	2021	2021	2021	2021
EARNINGS & PER SHARE AMOUNTS
Net income	$28,439	$29,926	$25,941	$29,766	$37,816
Diluted earnings per share	0.51	0.53	0.46	0.53	0.69
Cash dividends paid per share	0.23	0.23	0.23	0.23	0.23
Pre-provision net revenue [1,2]	36,066	33,954	30,470	34,030	40,198
Revenue [3]	106,442	105,123	103,957	96,655	94,697

Net income by operating segments:
Banking	26,450	27,955	25,124	29,237	35,528
FirsTech	550	313	384	401	429
Wealth Management	5,840	4,285	4,718	4,885	4,682

AVERAGE BALANCES
Cash and cash equivalents	$687,455	$857,694	$1,009,750	$647,465	$536,457
Investment securities	3,970,356	4,087,813	3,721,740	3,031,250	2,561,680
Loans held for sale	11,930	18,073	15,589	22,393	31,373
Portfolio loans	7,160,837	7,113,963	7,133,108	6,889,551	6,736,664
Interest-earning assets	11,703,947	11,947,653	11,730,637	10,448,417	9,752,294
Total assets	12,660,939	12,895,049	12,697,795	11,398,655	10,594,245

Noninterest bearing deposits	3,589,952	3,531,345	3,365,823	2,970,890	2,688,845
Interest-bearing deposits	7,027,486	7,276,237	7,253,242	6,432,336	6,033,613
Total deposits	10,617,438	10,807,582	10,619,065	9,403,226	8,722,458

Securities sold under agreements to repurchase and federal funds purchased	271,095	262,004	221,813	204,417	184,694
Interest-bearing liabilities	7,654,661	7,898,627	7,842,805	6,966,046	6,521,195
Total liabilities	11,379,404	11,566,357	11,346,379	10,055,884	9,318,551
Stockholders' equity - common	1,281,535	1,328,692	1,351,416	1,342,771	1,275,694
Average tangible common equity [2]	906,724	950,867	970,531	974,062	913,001

PERFORMANCE RATIOS
Pre-provision net revenue to average assets [1,2]	1.16%	1.04%	0.95%	1.20%	1.54%
Return on average assets	0.91%	0.92%	0.81%	1.05%	1.45%
Return on average common equity	9.00%	8.94%	7.62%	8.89%	12.02%
Return on average tangible common equity [2]	12.72%	12.49%	10.60%	12.26%	16.80%
Net interest margin 2, [4]	2.45%	2.36%	2.41%	2.50%	2.72%
Efficiency ratio [2]	62.97%	64.42%	67.27%	61.68%	54.67%
Noninterest revenue as a % of total revenues [3]	34.18%	32.93%	31.94%	33.22%	31.47%

NON-GAAP FINANCIAL INFORMATION
Adjusted pre-provision net revenue [1,2]	$39,354	$41,144	$39,409	$37,486	$42,753
Adjusted net income [2]	29,104	34,277	32,845	31,921	38,065
Adjusted diluted earnings per share [2]	0.52	0.61	0.58	0.57	0.69
Adjusted pre-provision net revenue to average assets [2]	1.26%	1.27%	1.23%	1.32%	1.64%
Adjusted return on average assets [2]	0.93%	1.05%	1.03%	1.12%	1.46%
Adjusted return on average tangible common equity [2]	13.02%	14.30%	13.43%	13.14%	16.91%
Adjusted net interest margin [2,4]	2.41%	2.31%	2.35%	2.43%	2.63%
Adjusted efficiency ratio [2]	62.18%	59.09%	58.97%	58.89%	54.33%

[1] Net interest income plus noninterest income, excluding security gains and losses, less noninterest expense.
[2] See “Non-GAAP Financial Information” for reconciliation.
[3] Revenue consists of net interest income plus noninterest income, excluding security gains and losses.
4 On a tax-equivalent basis, assuming a federal income tax rate of 21%.

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(dollars in thousands, except per share amounts)

	March 31,	December 31,	September 30,	June 30,	March 31,
	2022	2021	2021	2021	2021
ASSETS
Cash and cash equivalents	$479,228	$836,095	$883,845	$920,810	$404,802
Investment securities	3,941,656	3,994,822	4,010,256	3,478,467	2,804,101

Loans held for sale	6,765	23,875	20,225	17,834	38,272

Commercial loans	5,486,817	5,449,689	5,431,342	5,475,461	5,402,970
Retail real estate and retail other loans	1,786,056	1,739,309	1,719,293	1,710,189	1,376,330
Portfolio loans	7,272,873	7,188,998	7,150,635	7,185,650	6,779,300

Allowance for credit losses	(88,213)	(87,887)	(92,802)	(95,410)	(93,943)
Premises and equipment	133,658	136,147	142,031	145,437	132,669
Goodwill and other intangibles	372,913	375,924	378,891	381,795	361,120
Right of use asset	9,014	10,533	11,068	8,228	7,333
Other assets	439,615	381,182	395,181	372,638	325,909
Total assets	$12,567,509	$12,859,689	$12,899,330	$12,415,449	$10,759,563

LIABILITIES & STOCKHOLDERS' EQUITY
Noninterest bearing deposits	$3,568,651	$3,670,267	$3,453,906	$3,186,650	$2,859,492
Interest checking, savings, and money market deposits	6,132,355	6,162,661	6,337,026	6,034,871	4,991,887
Time deposits	890,830	935,649	1,026,935	1,115,596	1,022,468
Total deposits	$10,591,836	$10,768,577	$10,817,867	$10,337,117	$8,873,847

Securities sold under agreements to repurchase	$255,668	$270,139	$241,242	$207,266	$210,132
Short-term borrowings	17,683	17,678	17,673	30,168	4,663
Long-term debt	265,769	268,773	271,780	274,788	226,797
Junior subordinated debt owed to unconsolidated trusts	71,678	71,635	71,593	71,551	71,509
Lease liability	9,067	10,591	11,120	8,280	7,380
Other liabilities	137,783	133,184	134,979	140,588	99,413
Total liabilities	$11,349,484	$11,540,577	$11,566,254	$11,069,758	$9,493,741
Total stockholders' equity	$1,218,025	$1,319,112	$1,333,076	$1,345,691	$1,265,822
Total liabilities & stockholders' equity	$12,567,509	$12,859,689	$12,899,330	$12,415,449	$10,759,563

SHARE AND PER SHARE AMOUNTS
Book value per common share	$22.03	$23.80	$23.88	$23.89	$23.29
Tangible book value per common share [1]	$15.29	$17.01	$17.09	$17.11	$16.65
Ending number of common shares outstanding	55,278,785	55,434,910	55,826,984	56,330,616	54,345,379

[1] See "Non-GAAP Financial Information" for reconciliation.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(dollars in thousands, except per share amounts)

	Three Months Ended
	March 31,	December 31,	March 31,
	2022	2021	2021
INTEREST INCOME
Interest and fees on loans held for sale and portfolio	$60,882	$62,965	$62,565
Interest on investment securities	14,932	13,658	9,616
Other interest income	277	294	150
Total interest income	$76,091	$76,917	$72,331

INTEREST EXPENSE
Interest on deposits	$2,124	$2,497	$3,732
Interest on securities sold under agreements to repurchase and federal funds purchased	59	50	57
Interest on short-term borrowings	89	84	19
Interest on long-term debt	3,109	3,123	2,905
Junior subordinated debt owed to unconsolidated trusts	654	655	725
Total interest expense	$6,035	$6,409	$7,438

Net interest income	$70,056	$70,508	$64,893
Provision for credit losses	(253)	(4,736)	(6,796)
Net interest income after provision for credit losses	$70,309	$75,244	$71,689

NONINTEREST INCOME
Wealth management fees	$15,779	$13,751	$12,584
Fees for customer services	8,907	9,668	8,037
Payment technology solutions	5,077	4,576	4,621
Mortgage revenue	975	1,086	2,666
Income on bank owned life insurance	884	1,727	964
Net security gains (losses)	(614)	474	1,641
Other	4,764	3,807	932
Total noninterest income	$35,772	$35,089	$31,445

NONINTEREST EXPENSE
Salaries, wages, and employee benefits	$39,354	$38,090	$30,384
Data processing expense	4,978	4,981	4,280
Net occupancy expense	5,067	4,740	4,563
Furniture and equipment expense	2,030	2,001	2,026
Professional fees	1,507	1,932	1,945
Amortization of intangible assets	3,011	3,074	2,401
Interchange expense	1,545	1,432	1,484
Other operating expenses	12,884	14,919	7,416
Total noninterest expense	$70,376	$71,169	$54,499

Income before income taxes	$35,705	$39,164	$48,635
Income taxes	7,266	9,238	10,819
Net income	$28,439	$29,926	$37,816

SHARE AND PER SHARE AMOUNTS
Basic earnings per common share	$0.51	$0.54	$0.69
Fully-diluted earnings per common share	$0.51	$0.53	$0.69
Average common shares outstanding	55,427,696	55,705,169	54,471,860
Diluted average common shares outstanding	56,194,946	56,413,026	55,035,806

Balance Sheet Growth

Our balance sheet remains a source of strength.  Total assets were $12.57 billion at March 31, 2022, compared to $12.86 billion at December 31, 2021, and $10.76 billion at March 31, 2021.  At March 31, 2022, portfolio loans were $7.27 billion, compared to $7.19 billion as of December 31, 2021, and $6.78 billion as of March 31, 2021.  Amortized costs of Paycheck Protection Program (PPP) loans of $31.8 million, $75.0 million, and $522.1 million are included in the March 31, 2022, December 31, 2021, and March 31, 2021, portfolio loan balances, respectively.  During the first quarter of 2022, Busey Bank experienced another strong quarter of core loan1 growth of $127.1 million, consisting of growth in commercial balances2 of $80.3 million and growth in retail real estate and retail other balances of $46.8 million.  Growth was principally driven by our Northern Illinois, Central Illinois, and Florida regions.  Historically, the Company has experienced slower loan growth during the first quarter as compared to other quarters of the year.

Average portfolio loans were $7.16 billion for the first quarter of 2022, compared to $7.11 billion for the fourth quarter of 2021 and $6.74 billion for the first quarter of 2021.  The average balance of PPP loans for the first quarter of 2022 was $51.5 million, compared to $123.5 million for the fourth quarter of 2021 and $482.5 million for the first quarter of 2021.  Average interest-earning assets for the first quarter of 2022 were $11.70 billion, compared to $11.95 billion for the fourth quarter of 2021, and $9.75 billion for the first quarter of 2021.

Total deposits were $10.59 billion at March 31, 2022, compared to $10.77 billion at December 31, 2021, and $8.87 billion at March 31, 2021.  Fluctuations in deposit balances can be attributed to the retention of PPP loan funding in customer deposit accounts, the impacts of economic stimulus, other core deposit1 growth, and the seasonality of public funds.  The Company remains funded substantially through core deposits1 with significant market share in its primary markets.  Core deposits1 accounted for 98.7% of total deposits as of March 31, 2022.  Cost of deposits declined to 0.08% in the first quarter of 2022, a one basis point reduction compared to December 31, 2021.  Excluding time deposits, the Company’s cost of deposits was 0.04% in the first quarter of 2022.

During the first quarter of 2022 a portion of the investment portfolio comprised of commercial and residential mortgage-backed securities were transferred from available for sale (AFS) to held to maturity (HTM).  At March 31, 2022, the amortized cost of the securities in HTM were $976.1 million.  As a result of the transfer the overall duration of the AFS portfolio at March 31, 2022, was reduced by 0.4 years.

Net Interest Margin1 and Net Interest Income

Net interest margin1 for the first quarter of 2022 was 2.45%, compared to 2.36% for the fourth quarter of 2021 and 2.72% for the first quarter of 2021.  Excluding purchase accretion, adjusted net interest margin1 was 2.41% for the first quarter of 2022, compared to 2.31% in the fourth quarter of 2021 and 2.63% in the first quarter of 2021.   Net interest income was $70.1 million in the first quarter of 2022, compared to $70.5 million in the fourth quarter of 2021 and $64.9 million in the first quarter of 2021.  Tax equivalent net interest income1 excluding PPP net fee contribution was $69.3 million in the first quarter of 2022, compared to $67.8 million in the fourth quarter of 2021, and $60.7 in the first quarter of 2021.

The Federal Open Market Committee (FOMC) raised rates during the first quarter of 2022, for the first time in three years, which is expected to have a positive impact on net interest margin1, as assets, in particular commercial loans, reprice more quickly and to a greater extent than liabilities.  Given the timing of the FOMC meeting in March, the benefit of the associated movement in rates to our net interest margin will be largely realized in subsequent quarters.  In general, net interest margins1 have been impacted over the last two years by PPP loans, significant growth in the Company’s liquidity position, and the issuance of debt.  Factors contributing to the nine basis point increase in net interest margin during the first quarter of 2022 include:

●	Loan growth and higher new volume and repricing rates which contributed +6 basis points
●	Increases in the securities portfolio yield which contributed +6 basis points
●	Net interest income contributions from cash flow hedges which contributed +3 basis points
●	Funding cost improvements which contributed +1 basis point
●	Reduced volume of PPP loan forgiveness which contributed -6 basis points
●	Reduced recognition of purchase accounting accretion which contributed -1 basis point

1 See “Non-GAAP Financial Information” for reconciliation.

2 Commercial balances include commercial, commercial real estate, and real estate construction loans.

Asset Quality

Credit quality continues to be exceptionally strong.  Loans 30-89 days past due declined to $3.9 million as of March 31, 2022, compared to $6.3 million as of December 31, 2021, and $9.9 million as of March 31, 2021.  Non-performing loans totaled $12.7 million as of March 31, 2022, compared to $16.9 million as of December 31, 2021, and $22.9 million as of March 31, 2021. Continued disciplined credit management resulted in non-performing loans as a percentage of total loans of 0.17% at March 31, 2022, compared to 0.23% as of December 31, 2021, and 0.34% as of March 31, 2021.  Excluding the amortized cost of PPP loans, non-performing loans as a percentage of total loans was 0.18% at March 31, 2022, compared to 0.24% at December 31, 2021, and 0.37% at March 31, 2021.  Non-performing assets were 0.13% of total assets at the end of the first quarter of 2022, compared to 0.17% at December 31, 2021 and 0.25% at March 31, 2021.  Non-performing assets at March 31, 2022 included a $2.0 million OREO property, the sale of which closed subsequent to quarter-end, although the associated impairment was recognized in the first quarter of 2022.

Net recoveries totaled $0.6 million for the quarter ended March 31, 2022, compared to net charge-offs of $0.2 million and $0.3 million for the quarters ended December 31, 2021, and March 31, 2021, respectively.  The allowance as a percentage of portfolio loans was 1.21% at March 31, 2022, compared to 1.22% at December 31, 2021, and 1.39% at March 31, 2021.  Excluding the amortized cost of PPP loans, the allowance as a percentage of portfolio loans was 1.22% at March 31, 2022, compared to 1.24% at December 31, 2021, and 1.50% at March 31, 2021.  The allowance as a percentage of non-performing loans was 695.41% at March 31, 2022, compared to 521.52% at December 31, 2021, and 411.04% at March 31, 2021.

The Company maintains a well-diversified loan portfolio and, as a matter of policy and practice, limits concentration exposure in any particular loan segment.

ASSET QUALITY (unaudited)
(dollars in thousands)

	As of and for the Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2022	2021	2021	2021	2021
ASSET QUALITY
Portfolio loans	$7,272,873	$7,188,998	$7,150,635	$7,185,650	$6,779,300
Portfolio loans excluding amortized cost of PPP loans	7,241,104	7,114,040	6,972,404	6,795,255	6,257,196
Loans 30 – 89 days past due	3,916	6,261	6,446	3,888	9,929
Non-performing loans:
Non-accrual loans	12,488	15,946	25,369	27,725	21,706
Loans 90+ days past due and still accruing	197	906	491	590	1,149
Non-performing loans	$12,685	$16,852	$25,860	$28,315	$22,855
Non-performing loans, segregated by geography:
Illinois / Indiana	$6,467	$10,450	$17,824	$21,398	$15,457
Missouri	5,263	5,349	6,736	5,645	6,170
Florida	955	1,053	1,300	1,272	1,228
Other non-performing assets	3,606	4,416	3,184	3,137	4,292
Non-performing assets	$16,291	$21,268	$29,044	$31,452	$27,147

Non-performing assets to total assets	0.13%	0.17%	0.23%	0.25%	0.25%
Non-performing assets to portfolio loans and non-performing assets	0.22%	0.30%	0.41%	0.44%	0.40%
Allowance for credit losses to portfolio loans	1.21%	1.22%	1.30%	1.33%	1.39%
Allowance for credit losses to portfolio loans, excluding PPP	1.22%	1.24%	1.33%	1.40%	1.50%
Allowance for credit losses as a percentage of non-performing loans	695.41%	521.52%	358.86%	336.96%	411.04%
Net charge-offs (recoveries)	$(579)	$179	$739	$1,011	$309
Provision	(253)	(4,736)	(1,869)	(1,700)	(6,796)

Noninterest Income

Noninterest income increased to $35.8 million for the first quarter of 2022, compared to $35.1 million for the fourth quarter of 2021 and $31.4 million for the first quarter of 2021.  Revenues from wealth management fees and payment technology solutions activities represented 58.3% of the Company’s noninterest income for the quarter ended March 31, 2022, providing a balance to spread-based revenue from traditional banking activities.  On a combined basis, revenue from these two critical operating areas increased by 21.2% compared to the first quarter of 2021.

Wealth management fees were $15.8 million for the first quarter of 2022, compared to $13.8 million for the fourth quarter of 2021 and $12.6 million for the first quarter of 2021, a 25.4% increase from the comparable period in 2021.  Net income from the Wealth Management segment was $5.8 million for the first quarter of 2022, compared to $4.3 million for the fourth quarter of 2021, and $4.7 million in the first quarter of 2021, a 24.7% increase from the comparable period in 2021.  First Busey’s Wealth Management division ended the first quarter of 2022 with $12.33 billion in assets under care, a decrease from $12.73 billion at the end of the fourth quarter of 2021 principally due to a reduction in market valuations, and a 15.3% increase from $10.69 billion at the end of the first quarter of 2021, comprised of organic and market related growth, as well as increases resulting from the acquisition of CAC.

Payment technology solutions revenue from FirsTech was $5.1 million for the first quarter of 2022, compared to $4.6 million for both the fourth quarter of 2021 and the first quarter of 2021.  Excluding intracompany eliminations and consolidations, FirsTech generated revenue of $5.4 million during the first quarter of 2022, compared to $4.9 million during both the fourth quarter of 2021 and the first quarter of 2021.  The FirsTech operating segment generated net income of $0.6 million in the first quarter of 2022, an increase from $0.3 million in the fourth quarter of 2021 and $0.4 million in the first quarter of 2021.  The Company is currently making strategic investments in FirsTech to further enhance future growth including further upgrades to the product and engineering teams to build an application programming interface (API) first cloud-based platform to provide for fully integrated payment capabilities as well as the continued development of our Banking as a Service (BaaS) platform.

Fees for customer services were $8.9 million for the first quarter of 2022, compared to $9.7 million in the fourth quarter of 2021 and $8.0 million in the first quarter of 2021, a 10.8% increase from the comparable period in 2021.

Mortgage revenue was $1.0 million in the first quarter of 2022, a decrease from $1.1 million in the fourth quarter of 2021 and $2.7 million in the first quarter of 2021. Sold-loan mortgage volume declined in the first quarter of 2022 compared to the same quarter in 2021 due to a higher share of portfolio loan production in 2022.

Other noninterest income was $4.8 million in the first quarter of 2022, an increase from $3.8 million in the fourth quarter of 2021 and $0.9 million in the first quarter of 2021. Other noninterest income benefited from higher income recognized on venture capital investments and gains on disposal of fixed assets, partially offset by lower swap fees and SBA loan sale gains recorded during the first quarter of 2022.

Operating Efficiency

Noninterest expense was $70.4 million in the first quarter of 2022, compared to $71.2 million in the fourth quarter of 2021 and $54.5 million in the first quarter of 2021.  Noninterest expense excluding non-operating adjustments1 was $69.5 million in the first quarter of 2022, compared to $65.5 million in the fourth quarter of 2021 and $54.2 million in the first quarter of 2021.  As a result, the efficiency ratio1 was 62.97% for the quarter ended March 31, 2022, compared to 64.42% for the quarter ended December 31, 2021, and 54.67% for the quarter ended March 31, 2021.  The adjusted efficiency ratio1 was 62.18%, 59.09%, and 54.33% for the quarters ended March 31, 2022, December 31, 2021, and March 31, 2021, respectively.  The Company remains focused on expense discipline, while making necessary investments to support the organic growth of our key business lines and related support and risk management functions.

Noteworthy components of noninterest expense are as follows:

●	Salaries, wages, and employee benefits were $39.4 million in the first quarter of 2022, an increase from $38.1 million in the fourth quarter of 2021, and $30.4 million in the first quarter of 2021. Total full-time equivalents numbered 1,465 at March 31, 2022, compared to 1,463 at December 31, 2021, and 1,332 at March 31, 2021. The Company recorded $0.6 million of non-operating salaries, wages, and employee benefit expenses in the first quarter of 2022, compared to $2.0 million in the fourth quarter of 2021. There was no non-operating salaries, wages, and employee benefit expense recorded in the first quarter of 2021.

●	Data processing expense was $5.0 million in the first quarter of 2022, steady with the fourth quarter of 2021, and an increase from $4.3 million in the first quarter of 2021. The Company recorded $0.2 million of non-operating data processing expenses in the first quarter of 2022, compared to $0.1 million in the fourth quarter of 2021 and an immaterial amount in the first quarter of 2021. Non-operating data processing costs related to the integration of GSB.

1 A Non-GAAP financial measure. See “Non-GAAP Financial Information” for reconciliation.

●	Professional fees were $1.5 million in the first quarter of 2022, a decrease from $1.9 million in both the fourth quarter of 2021 and the first quarter of 2021. The Company recorded an immaterial amount of non-operating professional fees in the first quarter of 2022, compared to $0.2 million in the fourth quarter of 2021 and $0.3 million in the first quarter of 2021.

●	Amortization expense was $3.0 million in the first quarter of 2022, a decrease from $3.1 million in the fourth quarter of 2021 and an increase from $2.4 million in the first quarter of 2021. The year-over-year increase is attributable to the acquisition of GSB, completed in the second quarter of 2021.

●	Other operating expenses were $12.9 million for the first quarter of 2022, a decrease from $14.9 million in the fourth quarter of 2021, and an increase from $7.4 million in the first quarter of 2021. We realized a $0.6 million impairment on OREO during the first quarter of 2022. The Company recorded an immaterial amount of non-operating expenses within the other operating expense line in the first quarter of 2022, compared to $3.3 million in the fourth quarter of 2021 and an immaterial amount in the first quarter of 2021. Other operating expense fluctuations primarily relate to the provision for unfunded commitments which was $1.1 million for the first quarter of 2022, amortization of New Markets Tax Credits which was $1.3 million for the first quarter of 2022, regulatory costs, and business development expenses.

Capital Strength

The Company's strong capital levels, coupled with its earnings, have allowed First Busey to provide a steady return to its stockholders through dividends.  The Company will pay a cash dividend on April 29, 2022, of $0.23 per common share to stockholders of record as of April 22, 2022.  The Company has consistently paid dividends to its common stockholders since the bank holding company was organized in 1980.

As of March 31, 2022, the Company continued to exceed the capital adequacy requirements necessary to be considered “well-capitalized” under applicable regulatory guidelines.  The Company’s Common Equity Tier 1 ratio is estimated to be 11.89% at March 31, 20221, compared to 11.85% at December 31, 2021, and 12.83% at March 31, 2021.  The Company’s tangible common equity2 was $855.6 million at March 31, 2022, compared to $959.4 million at December 31, 2021, and $918.6 million at March 31, 2021.  Tangible common equity2 represented 7.01% of tangible assets at March 31, 2022, compared to 7.68% at December 31, 2021, and 8.82% at March 31, 2021.  The reduction in tangible common equity for the first quarter of 2022 was primarily driven by movement in interest rates and the resulting impact on accumulated other comprehensive income (loss).

During the first quarter of 2022, the Company purchased 188,614 shares of its common stock at a weighted average price of $27.68 per share for a total of $5.2 million under the Company’s stock repurchase plan.  As of March 31, 2022, the Company had 347,210 shares remaining on its stock repurchase plan available for repurchase.

1Q22 Quarterly Earnings Supplement

For additional information on the Company’s financial condition and operating results, please refer to the 1Q22 Quarterly Earnings Supplement presentation furnished via Form 8-K on April 26, 2022, in connection with this earnings release.

1 The Common Equity Tier 1 Capital ratio is not yet finalized for the first quarter of 2022, and is subject to change.

2 A Non-GAAP financial measure. See “Non-GAAP Financial Information” for reconciliation.

Corporate Profile

As of March 31, 2022, First Busey Corporation (Nasdaq: BUSE) was a $12.57 billion financial holding company headquartered in Champaign, Illinois.

Busey Bank, a wholly-owned bank subsidiary of First Busey Corporation, had total assets of $12.54 billion as of March 31, 2022, and is headquartered in Champaign, Illinois.  Busey Bank currently has 46 banking centers serving Illinois, eight banking centers serving Missouri, three banking centers serving southwest Florida, and one banking center in Indianapolis, Indiana.

Busey Bank’s wholly-owned subsidiary, FirsTech, is a payments platform specializing in the evolving financial technology needs of small and medium-sized businesses, highly regulated enterprise industries, and financial institutions.  With associates across the United States, FirsTech provides comprehensive and innovative payment technology solutions that enable businesses to connect with their customers in a multitude of ways on a single, highly configurable, secure platform.  Fast, secure payment modes include, but are not limited to, text-based payments; electronic payments concentration delivered to Automated Clearing House networks; internet voice recognition (IVR); credit cards; in-store payments for customers at retail pay agents; direct debit services; and lockbox remittance processing for customers to make payments by mail.   Once these payments are processed through integration with our customers’ financial systems, FirsTech provides its customers with reconciliation and settlement services to ensure payment confirmation.  Additionally, FirsTech provides consulting and technology services through its Professional Services Division, assisting clients in identifying and implementing payment technologies to meet their evolving needs.  FirsTech launched its innovative BaaS platform at the beginning of 2022, helping community banks and their commercial customers build modernized payment solutions, which include online payment technologies and automated file transfers.  More information about FirsTech can be found at firstechpayments.com.

Through the Company’s Wealth Management division, the Company provides asset management, investment, and fiduciary services to individuals, businesses, and foundations.  As of March 31, 2022, assets under care were $12.33 billion.

Busey Bank has been named among America’s Best Banks for 2022, a first-ever recognition by Forbes magazine.  Ranked 52nd overall, Busey was the top-ranked bank headquartered in Illinois; only three other Illinois-based banks were included on the list.  We are honored to be consistently recognized nationally and locally for our engaged culture of integrity and commitment to community development.

For more information about us, visit busey.com.

Category: Financial

Source: First Busey Corporation

Contacts:

Jeffrey D. Jones, Chief Financial Officer

217-365-4130

Ted Rosinus, EVP Investor Relations & Corporate Development

847-832-0392

Non-GAAP Financial Information

This earnings release contains certain financial information determined by methods other than GAAP.  Management uses these non-GAAP measures, together with the related GAAP measures, in analysis of the Company’s performance and in making business decisions, as well as for comparison to the Company’s peers.  The Company believes the adjusted measures are useful for investors and management to understand the effects of certain non-recurring noninterest items and provide additional perspective on the Company’s performance over time.

A reconciliation to what management believes to be the most directly comparable GAAP financial measures—specifically, net interest income, total noninterest income, net security gains and losses, and total noninterest expense in the case of pre-provision net revenue, adjusted pre-provision net revenue, pre-provision net revenue to average assets, and adjusted pre-provision net revenue to average assets; net income in the case of adjusted net income, adjusted diluted earnings per share, adjusted return on average assets, return on average tangible common equity, and adjusted return on average tangible common equity; net interest income in the case of adjusted net interest income and adjusted net interest margin; net interest income, total noninterest income, and total noninterest expense in the case of adjusted noninterest expense, core adjusted expense, efficiency ratio, adjusted efficiency ratio, and adjusted core efficiency ratio; total stockholders’ equity in the case of tangible book value per common share; total assets and total stockholders’ equity in the case of tangible common equity and tangible common equity to tangible assets; portfolio loans in the case of core loans and core loans to portfolio loans; total deposits in the case of core deposits and core deposits to total deposits; and portfolio loans and total deposits in the case of core loans to core deposits—appears below.

These non-GAAP disclosures have inherent limitations and are not audited.  They should not be considered in isolation or as a substitute for operating results reported in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.  Tax effected numbers included in these non-GAAP disclosures are based on estimated statutory rates or effective rates as appropriate.

Reconciliation Of Non-GAAP Financial Measures (unaudited)

Pre-Provision Net Revenue, Adjusted Pre-Provision Net Revenue, Pre-Provision Net Revenue to Average Assets, and Adjusted Pre-Provision Net Revenue to Average Assets
(dollars in thousands)

		Three Months Ended
		March 31,	December 31,	March 31,
		2022	2021	2021
PRE-PROVISION NET REVENUE
Net interest income		$70,056	$70,508	$64,893
Total noninterest income		35,772	35,089	31,445
Net security (gains) losses		614	(474)	(1,641)
Total noninterest expense		(70,376)	(71,169)	(54,499)
Pre-provision net revenue		36,066	33,954	40,198
Non-GAAP adjustments:
Acquisition and other restructuring expenses		835	5,641	320
Provision for unfunded commitments		1,112	294	406
Amortization of New Markets Tax Credit		1,341	1,255	1,829
Adjusted pre-provision net revenue		$39,354	$41,144	$42,753

Pre-provision net revenue, annualized	[a]	$146,268	$134,709	$163,025
Adjusted pre-provision net revenue, annualized	[b]	$159,602	$163,234	$173,387
Average total assets	[c]	$12,660,939	$12,895,049	$10,594,245

Reported: Pre-provision net revenue to average assets [1]	[a÷c]	1.16%	1.04%	1.54%
Adjusted: Pre-provision net revenue to average assets [1]	[b÷c]	1.26%	1.27%	1.64%

[1] Annualized measure.

Reconciliation Of Non-GAAP Financial Measures (unaudited)

Adjusted Net Income, Adjusted Diluted Earnings Per Share, Adjusted Return on Average Assets, Return on Average Tangible Common Equity, and Adjusted Return on Average Tangible Common Equity
(dollars in thousands, except per share amounts)

		Three Months Ended
		March 31,	December 31,	March 31,
		2022	2021	2021
NET INCOME ADJUSTED FOR NON-OPERATING ITEMS
Net income	[a]	$28,439	$29,926	$37,816
Non-GAAP adjustments:
Acquisition expenses:
Salaries, wages, and employee benefits		587	1,760	—
Data processing		214	143	7
Professional fees, occupancy, and other		34	290	313
Other restructuring expenses:
Salaries, wages, and employee benefits		—	215	—
Lease or fixed asset impairment		—	3,227	—
Professional fees, occupancy, and other		—	6	—
Related tax benefit		(170)	(1,290)	(71)
Adjusted net income	[b]	$29,104	$34,277	$38,065

DILUTED EARNINGS PER SHARE
Dilutive average common shares outstanding	[c]	56,194,946	56,413,026	55,035,806

Reported: Diluted earnings per share	[a÷c]	$0.51	$0.53	$0.69
Adjusted: Diluted earnings per share	[b÷c]	$0.52	$0.61	$0.69

RETURN ON AVERAGE ASSETS
Net income, annualized	[d]	$115,336	$118,728	$153,365
Adjusted net income, annualized	[e]	$118,033	$135,990	$154,375
Average total assets	[f]	$12,660,939	$12,895,049	$10,594,245

Reported: Return on average assets [1]	[d÷f]	0.91%	0.92%	1.45%
Adjusted: Return on average assets [1]	[e÷f]	0.93%	1.05%	1.46%

RETURN ON AVERAGE TANGIBLE COMMON EQUITY
Average common equity		$1,281,535	$1,328,692	$1,275,694
Average goodwill and other intangible assets, net		(374,811)	(377,825)	(362,693)
Average tangible common equity	[g]	$906,724	$950,867	$913,001

Reported: Return on average tangible common equity [1]	[d÷g]	12.72%	12.49%	16.80%
Adjusted: Return on average tangible common equity [1]	[e÷g]	13.02%	14.30%	16.91%

[1] Annualized measure.

Reconciliation Of Non-GAAP Financial Measures (unaudited)

Adjusted Net Interest Margin
(dollars in thousands)

		Three Months Ended
		March 31,	December 31,	March 31,
		2022	2021	2021
Net interest income		$70,056	$70,508	$64,893
Non-GAAP adjustments:
Tax-equivalent adjustment		546	577	601
Tax equivalent net interest income		70,602	71,085	65,494
Purchase accounting accretion related to business combinations		(1,159)	(1,469)	(2,157)
Adjusted net interest income		$69,443	$69,616	$63,337

Tax equivalent net interest income, annualized	[a]	$286,330	$282,022	$265,615
Adjusted net interest income, annualized	[b]	$281,630	$276,194	$256,867
Average interest-earning assets	[c]	$11,703,947	$11,947,653	$9,752,294

Reported: Net interest margin [1]	[a÷c]	2.45%	2.36%	2.72%
Adjusted: Net interest margin [1]	[b÷c]	2.41%	2.31%	2.63%

[1] Annualized measure.

Adjusted Noninterest Expense, Core Adjusted Expense, Efficiency Ratio, Adjusted Efficiency Ratio, and Adjusted Core Efficiency Ratio
(dollars in thousands)

		Three Months Ended
		March 31,	December 31,	March 31,
		2022	2021	2021
Net interest income		$70,056	$70,508	$64,893
Non-GAAP adjustments:
Tax-equivalent adjustment		546	577	601
Tax equivalent net interest income		70,602	71,085	65,494

Total noninterest income		35,772	35,089	31,445
Non-GAAP adjustments:
Net security (gains) losses		614	(474)	(1,641)
Noninterest income excluding net security gains and losses		36,386	34,615	29,804

Tax equivalent net interest income plus noninterest income excluding net security gains and losses	[a]	$106,988	$105,700	$95,298

Total noninterest expense		$70,376	$71,169	$54,499
Non-GAAP adjustments:
Amortization of intangible assets	[b]	(3,011)	(3,074)	(2,401)
Non-interest expense excluding amortization of intangible assets	[c]	67,365	68,095	52,098
Non-operating adjustments:
Salaries, wages, and employee benefits		(587)	(1,975)	—
Data processing		(214)	(143)	(7)
Impairment, professional fees, occupancy, and other		(34)	(3,523)	(313)
Adjusted noninterest expense	[d]	66,530	62,454	$51,778
Provision for unfunded commitments		(1,112)	(294)	(406)
Amortization of New Markets Tax Credit		(1,341)	(1,255)	(1,829)
Core adjusted expense	[e]	$64,077	$60,905	$49,543

Noninterest expense, excluding non-operating adjustments	[d-b]	$69,541	$65,528	$54,179

Reported: Efficiency ratio	[c÷a]	62.97%	64.42%	54.67%
Adjusted: Efficiency ratio	[d÷a]	62.18%	59.09%	54.33%
Adjusted: Core efficiency ratio	[e÷a]	59.89%	57.62%	51.99%

Reconciliation Of Non-GAAP Financial Measures (unaudited)

Tangible Book Value Per Common Share
(dollars in thousands, except per share amounts)

		As of
		March 31,	December 31,	March 31,
		2022	2021	2021
Total stockholders’ equity		$1,218,025	$1,319,112	$1,265,822
Goodwill and other intangible assets, net		(372,913)	(375,924)	(361,120)
Tangible book value	[a]	$845,112	$943,188	$904,702

Ending number of common shares outstanding	[b]	55,278,785	55,434,910	54,345,379

Tangible book value per common share	[a÷b]	$15.29	$17.01	$16.65

Tangible Common Equity and Tangible Common Equity to Tangible Assets
(dollars in thousands)

		As of
		March 31,	December 31,	March 31,
		2022	2021	2021
Total assets		$12,567,509	$12,859,689	$10,759,563
Non-GAAP adjustments:
Goodwill and other intangible assets, net		(372,913)	(375,924)	(361,120)
Tax effect of other intangible assets [1]		10,456	16,254	13,883
Tangible assets	[a]	$12,205,052	$12,500,019	$10,412,326

Total stockholders’ equity		$1,218,025	$1,319,112	$1,265,822
Non-GAAP adjustments:
Goodwill and other intangible assets, net		(372,913)	(375,924)	(361,120)
Tax effect of other intangible assets [1]		10,456	16,254	13,883
Tangible common equity	[b]	$855,568	$959,442	$918,585

Tangible common equity to tangible assets [2]	[b÷a]	7.01%	7.68%	8.82%

[1] Net of estimated deferred tax liability.
[2] Tax-effected measure.

Core Loans, Core Loans to Portfolio Loans, Core Deposits, Core Deposits to Total Deposits, and Core Loans to Core Deposits
(dollars in thousands)

		As of
		March 31,	December 31,	March 31,
		2022	2021	2021
Portfolio loans	[a]	$7,272,873	$7,188,998	$6,779,300
Non-GAAP adjustments:
PPP Loans amortized cost		(31,769)	(74,958)	(522,104)
Core loans	[b]	$7,241,104	$7,114,040	$6,257,196

Total deposits	[c]	$10,591,836	$10,768,577	$8,873,847
Non-GAAP adjustments:
Brokered transaction accounts		(2,002)	(2,248)	(2,699)
Time deposits of $250,000 or more		(139,245)	(137,449)	(155,401)
Core deposits	[d]	$10,450,589	$10,628,880	$8,715,747

RATIOS
Core loans to portfolio loans	[b÷a]	99.56%	98.96%	92.30%
Core deposits to total deposits	[d÷c]	98.67%	98.70%	98.22%
Core loans to core deposits	[b÷d]	69.29%	66.93%	71.79%

Special Note Concerning Forward-Looking Statements

Statements made in this document, other than those concerning historical financial information, may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance, and business of the Company.  Forward-looking statements, which may be based upon beliefs, expectations, and assumptions of the Company’s management, and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should,” or other similar expressions.  Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.  A number of factors, many of which are beyond the Company’s ability to control or predict, could cause actual results to differ materially from those in the Company’s forward-looking statements.  These factors include, among others, the following: (i) the strength of the local, state, national, and international economy (including effects of inflationary pressures and supply chain constraints); (ii) the economic impact of any future terrorist threats or attacks, widespread disease or pandemics (including the Coronavirus Disease 2019 pandemic), or other adverse external events that could cause economic deterioration or instability in credit markets (including Russia’s invasion of Ukraine); (iii) changes in state and federal laws, regulations, and governmental policies concerning the Company’s general business; (iv) changes in accounting policies and practices; (v) changes in interest rates and prepayment rates of the Company’s assets (including the impact of The London Inter-bank Offered Rate phase-out); (vi) increased competition in the financial services sector and the inability to attract new customers; (vii) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (viii) the loss of key executives or associates; (ix) changes in consumer spending; (x) unexpected results of current and/or future acquisitions, which may include failure to realize the anticipated benefits of any acquisition and the possibility that transaction costs may be greater than anticipated; (xi) unexpected outcomes of existing or new litigation involving the Company; and (xii) the economic impact of exceptional weather occurrences such as tornadoes, hurricanes, floods, and blizzards.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  Additional information concerning the Company and its business, including additional factors that could materially affect its financial results, is included in the Company’s filings with the Securities and Exchange Commission.